June 5, 2013

Mr. Michael McCoy

Chief Executive Officer

The SpendSmart Payments Company

2680 Berkshire Pkwy, Suite 130

Des Moines, IA 50325

Dear Mr. McCoy:

We are pleased that The SpendSmart Payments Company, a Colorado corporation (the “Company”) located at 2680 Berkshire Pkwy, Suite 130, Des Moines, IA 50325, has decided to retain, Maxim Group LLC (“Maxim”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm Maxim’s acceptance of such retention and set forth below are the terms of our engagement.

The parties acknowledge that:

•	The Company intends to offer (the “Offering”) to amend and exercise warrants that were previously issued to certain investors (the “Original Warrants”) upon the terms set forth in the Offering Materials (as defined below);

•	Pursuant to the Offering Documents, the Original Warrants will be amended to reduce the exercise price to $2.25 per share of common stock in cash, and remove from the Original Warrants the cashless exercise provisions, on the terms and conditions set forth in the Offer to Amend and Exercise;

•	The terms of the Original Warrants held by holders who do not elect to participate in the Offer to Amend will retain in all respects their original terms and provisions;

•	In connection with the Offering, the Company will file a Tender Offer on Form SC TO-I with the Securities and Exchange Commission (the “SEC”), including all required exhibits thereto (collectively, the “Offering Materials”); and

•	The Company desires to engage Maxim pursuant to the terms of this Agreement, and Maxim is willing to be so engaged, to solicit the holders of the Original Warrants.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

1.          Engagement. Maxim shall use its reasonable commercial efforts to maximize the number of holders of Original Warrants who elect to participate in the Offering and exercise their Amended Warrants, including appropriate communications with the record owners and beneficial owners of the Original Warrants, as well as with said owners’ brokers, agents or other representatives (the “Services”). Pursuant to its engagement, Maxim may, on behalf of the Company, assist non-participating holders of Original Warrants who desire to transfer their Original Warrants (“Transferred Warrants”) to third parties.

{00080807.DOC.1}Members FINRA & SIPC

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The SpendSmart Payments Company June 5, 2013 Page 2 of 8

 2.          Offering Materials. The Company shall cause copies of the Offering Materials relating to the Offering to be delivered to each Original Warrant holder and Maxim shall have no responsibility in this regard. Maxim is not authorized to furnish to holders of Original Warrants any information other than that contained in the Offering Materials or in such other material as may be provided by the Company to holders of the Original Warrants. Maxim will be supplied without charge with a reasonable number of Offering Materials. Given the short duration of the Offering, the Offering Materials shall include an expedited and abbreviated procedure for holders of Original Warrants who are unable to locate their agreements evidencing such Original Warrants (including, but not limited to, dispensing with any requirements for a separate indemnity/surety bond).

3.          Compliance With Applicable Securities Laws/Best Efforts. Each of the Company and Maxim agree that Maxim’s solicitation of the current warrant holders shall be consistent with the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC thereunder, the rules and regulations of Financial Industry Regulatory Authority, Inc. (“FINRA”), and the applicable state securities laws and regulations, including but not limited to Regulation M, and disclosure of the Company’s compensation arrangement with Maxim will be made in the Offering Materials provided to the holders of the Warrants. Moreover, Maxim shall, consistent with its obligations under applicable laws and the rules and regulations of FINRA, use its reasonable best efforts to maximize the number of Warrants (as such term is defined hereafter) which are exercised, including appropriate communications with the record owners and beneficial owners of the Warrants, as well as said owners’ brokers, agents or other representatives.

4.          Compensation. The Company shall pay to Maxim a cash fee consisting of a cash payment equal to six percent (6%) of the total proceeds received from the exercise of any and all of the Company’s Warrants for whom Maxim solicited the cash exercise designated as the soliciting broker on the Exercise Form of the Warrant Certificate evidencing the Warrants (the “Solicitation Fee”).

5.          Timing of Payment. Within thirty (30) days after the expiration of date of the Amended Warrants, the Company will deliver a notice to Maxim setting forth the number of Warrant certificates which have been properly completed for exercise by holders of the Warrants in accordance with this Agreement, together with payment of the Solicitation Fee, payment of any expenses incurred in accordance with Section 8 and any documentation requested by Maxim.

6.          Representation and Warranties of the Company. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b)          The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and the stockholders of the Company, if required, and no further consent or authorization is required by the Company, the board of directors of the Company or of its stockholders. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by insolvency, bankruptcy or other similar laws affecting creditors’ rights generally.

(c)          The Warrant Shares have been duly authorized, have been duly reserved for issuance and upon exercise of the Warrants and payment to the Company of the exercise price therefore, the Warrant Shares will be validly issued, fully paid and non-assessable.

{00080807.DOC.1}Members FINRA & SIPC

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The SpendSmart Payments Company June 5, 2013 Page 3 of 8

 (d) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of the Company, each as amended to date; (ii) require any consent, approval, authorization or permit from, or filing with or notification to, any United States or foreign governmental or regulatory authority or other third party, except for any such consents approvals, authorizations, permits, filings or notifications, the absence of which would not have a material adverse effect on the Company or the Warrants, (iii) result in a breach of the terms, conditions or provisions of, constitute a default under or cause, permit or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material agreement to which the Company is a party.

7.          Information. In connection with Maxim’s activities hereunder, the Company will fully cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, legal condition, litigation status, management and prospects of the Company (all such information so furnished being the “Information”) that Maxim deems appropriate for conducting its due diligence and will provide Maxim with access to the Company’s officers, directors, employees, consultants, independent accountants and legal counsel. The Company represents and warrants to Maxim that all Information made available to Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions (which shall be disclosed by the Company) which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Maxim pursuant to this Agreement may not be disclosed publicly without Maxim’s prior written consent. Maxim hereby acknowledges that certain of the Information received by Maxim may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Maxim as confidential. Maxim agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved without the Company’s consent.

8.          Expenses. In addition to payment to Maxim of the compensation set forth in Section 4 hereof, the Company shall promptly upon request from time to time reimburse Maxim, subject to the Expense Cap (as hereinafter defined) for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other reasonable out-of-pocket expenses) incurred by Maxim in connection with its engagement hereunder. In addition, the Company shall pay for all fees and expenses, including the reasonable legal fees and expenses of counsel to Maxim, in connection with any filings required by FINRA in connection with this Agreement. Maxim will provide the Company an invoice and copies of receipts of its expenses and such expenses shall not exceed $5,000 in the aggregate (the “Expense Cap”) without prior authorization of the Company; provided however that the Company’s warrant solicitation agent reimbursement obligation for reasonable legal expenses shall not exceed $15,000 unless approved in advance by the Company.

{00080807.DOC.1}Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

New York, NY * Long Island, NY * Redbank, NJ * Baltimore, MD

The SpendSmart Payments Company June 5, 2013 Page 4 of 8

 9.          Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

10.         Other Activities. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is or may be involved. Subject to the confidentiality provisions of Maxim contained in Section 5 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any past, present or future member, manager, partner, officer, director, owner, employee, agent or representative of or investor in Maxim, to be a member, manager, partner, officer, director, owner, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar, dissimilar or conflicting in nature to the Company’s business, nor to limit or restrict the right of Maxim and the foregoing persons and entities to render services of any kind to any other corporation, firm, individual or association. Maxim may, but shall not be required to, present opportunities to the Company.

11.         Termination; Survival of Provisions. The Agreement shall become effective upon the date of mutual execution by both parties to this Agreement, and shall continue to be in effect until the expiration of the offering period described in the Offering Materials, including any extension thereon. Maxim shall be entitled to terminate this Agreement prior to the exercise of all of the Warrants at any time upon five (5) business days prior notice to the Company. Notwithstanding any such termination, Maxim shall be entitled to receive a Solicitation Fee for the exercise of any Warrant that has already been delivered to the Company prior to any such termination and the fees and expenses set forth in Section 8. Notwithstanding anything expressed or implied herein to the contrary: the terms and provisions of Sections 4,6,8,9 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), this Section 11, and 12-19, shall survive the termination of this Agreement.

12.         Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Maxim, to Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, New York 10174, Attention: James Siegel, Esq., Assistant General Counsel, Fax No. (212) 895-3860, and if to the Company, to the address, set forth on the first page of this Agreement, Attention: Michael McCoy, Fax No.: (888) 958-2302. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

13.         Governing Law; Venue; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably agrees that any suit, claim, action or proceeding of any kind or nature whatsoever arising out of this Agreement or any of the agreements, transactions or matters contemplated hereby, which is brought by or against the Company shall be brought in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York. The Company further irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, claim, action or other proceeding of any kind or nature whatsoever arising out of this Agreement, or any of the agreements , transactions or matters contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, claim, action or proceeding may be made upon the Company in accordance with Section 10 hereof it being agreed that such service shall be good and valid service to which the Company shall not challenge by way of objection, defense or otherwise.. The parties hereby expressly waive all rights to trial by jury in any suit, claim, action or proceeding arising under this Agreement, or any of the agreements, transactions or matters contemplated hereby.

{00080807.DOC.1}Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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The SpendSmart Payments Company June 5, 2013 Page 5 of 8

 14.         Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

15.         Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

16.         Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

17.         No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder, all of which are hereby expressly waived.

18.         Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any of the terms or conditions of this Agreement or of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

19. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

20. Hold Harmless. Maxim and the Company agree that neither Maxim nor any of its affiliates or any of their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct, indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure of Maxim and that are finally and judicially determined to have resulted solely from the gross negligence or willful misconduct of Maxim. This Section 20 is separate and distinct from the indemnification afforded to Maxim pursuant to the Indemnification Provisions enumerated in Exhibit A.

{00080807.DOC.1}Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

New York, NY * Long Island, NY * Redbank, NJ * Baltimore, MD

The SpendSmart Payments Company June 5, 2013 Page 6 of 8

 21. Entire Agreement. This Agreement and the schedules hereto sets forth the entire understandings of the parties relating to the subject matter hereof and supersedes and cancels any prior or contemporaneous communications, understandings or agreements between the parties hereto.

21. Review by Counsel. This Agreement has been reviewed by the signatories hereto and their counsel. There shall be no construction of any provision against Maxim because this Agreement was drafted by Maxim, and the parties waive any statute or rule of law to such effect.

22. Severability. In the event that any term or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Best Regards,

MAXIM GROUP LLC

By:	/s/ Clifford Teller
Clifford Teller
Executive Managing Director

Agreed to and accepted this 5th day of June, 2013

THE SPENDSMART PAYMENTS COMPANY

By:	/s/ Mike McCoy
Mike McCoy
Chief Executive Officer

{00080807.DOC.1}Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

New York, NY * Long Island, NY * Redbank, NJ * Baltimore, MD

The SpendSmart Payments Company June 5, 2013 Page 7 of 8

 Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, attorneys fees, costs, expenses and disbursements of any kind or nature whatsoever, and any and all actions, suits, proceedings and investigations of any kind or nature whatsoever in respect thereof and any and all legal fees and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the legal fees, consulting or expert fees, costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present, former and future affiliated entities, managers, members, officers, directors, owners ,partners, stockholders, employees, legal counsel, agents, representatives and controlling persons (within the meaning of the federal securities laws), and its and their affiliated entities, managers, members, officers, directors, owners, partners, stockholders, employees, legal counsel, agents, representatives and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

{00080807.DOC.1}Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

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The SpendSmart Payments Company June 5, 2013 Page 8 of 8

 If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for and pay any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant or claimants to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

The Company shall be required to advance to the Indemnified Parties all legal fees, consultant and expert fees, costs, disbursements and other expenses relating to, associated with or arising from the Losses.

{00080807.DOC.1}Members FINRA & SIPC

405 Lexington Ave. * New York, NY 10174 * tel (212) 895-3500 * (800) 724-0761 * fax (212) 895-3783 * www.maximgrp.com

New York, NY * Long Island, NY * Redbank, NJ * Baltimore, MD